Exhibit 10.11

Execution Version

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of July 2, 2014

Among

Trupanion, Inc. and Trupanion Managers, USA, Inc.,

as the Borrowers,

and

PEPI CAPITAL, L.P.

as Agent and Lender and

The Robert Wood Johnson Foundation,

Jodi Lane LLC,

Meryt43 LLC,

Highland Consumer Fund I Limited Partnership,

Highland Consumer Fund 1-B Limited Partnership

and Highland Consumer Entrepreneurs Fund I

Limited Partnership as Lenders

Table of Contents

1.	DEFINITIONS AND CONSTRUCTION		1

	1.1.	Definitions	1
	1.2.	Accounting Terms	1

2.	LOAN AND TERMS OF PAYMENT		1

	2.1.	Loan	1
	2.2.	Repayment of Loans	2
	2.3.	Prepayments	3
	2.4.	Interest	4
	2.5.	Lender Expenses	4
	2.6.	Payments Generally	4
	2.7.	All Payments Pro Rata	4

3.	CONDITIONS TO LOAN.		5

	3.1.	Receipt of Loan Documents	5
	3.2.	Further Conditions	5
	3.3.	Receipt of Documents in Connection with This Agreement	5

4.	CREATION OF SECURITY INTEREST AND GUARANTEES.		6

	4.1.	Grant of Security Interest	6
	4.2.	Pledge of Collateral	6
	4.3.	Perfection of Security Interest	7
	4.4.	Subordination Agreement	7
	4.5.	Guaranties and Subsidiary Pledges	8
	4.6.	Deposit Account Control Agreement	8

5.	REPRESENTATIONS AND WARRANTIES.		9

	5.1.	Due Organization and Qualification	9
	5.2.	Due Authorization; No Conflict	9
	5.3.	Collateral	9
	5.4.	Intellectual Property Collateral	9
	5.5.	Name; Location of Chief Executive Office	10
	5.6.	Litigation	10
	5.7.	No Material Adverse Change in Financial Statements	10
	5.8.	Solvency, Payment of Debts	10
	5.9.	Compliance with Laws and Regulations	10
	5.10.	Subsidiaries; Equity Interests	11
	5.11.	Government Consents	11
	5.12.	Inbound Licenses	11
	5.13.	Shares	11
	5.14.	Full Disclosure	11
	5.15.	ERISA Compliance	12
	5.16.	Intellectual Property; Licenses, Etc	12
	5.17.	Trust and Deposit Accounts	12
	5.18.	Real Property	13
	5.19.	Offices	13

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6.	AFFIRMATIVE COVENANTS.		13

	6.1.	Good Standing and Government Compliance	13
	6.2.	Financial Statements, Reports, Certificates	13
	6.3.	Inventory and Equipment; Returns	15
	6.4.	Taxes	15
	6.5.	Insurance	15
	6.6.	Financial Covenants	16
	6.7.	Springing Covenants	16
	6.8.	Registration of IP Rights	17
	6.9.	Consent of Inbound Licensors	18
	6.10.	Capital, Licensing and Compliance Requirements; Financial Covenants	18
	6.11.	Shares	18
	6.12.	Further Assurances	18
	6.13.	Certain Post-Closing Items	18

7.	NEGATIVE COVENANTS.		18

	7.1.	Dispositions	18
	7.2.	Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control	18
	7.3.	Mergers or Acquisitions	19
	7.4.	Indebtedness	19
	7.5.	Encumbrances	19
	7.6.	Distributions	19
	7.7.	Investments	19
	7.8.	Transactions with Affiliates	20
	7.9.	Subordinated Debt	20
	7.10.	Inventory and Equipment	20
	7.11.	No Investment Company; Margin Regulation	20
	7.12.	Insurance Subsidiary Capital Withdrawals	20
	7.13.	Canadian Subsidiaries	20
	7.14.	NPIC of Arizona	20

8.	EVENTS OF DEFAULT.		21

	8.1.	Payment Default	21
	8.2.	Covenant Default	21
	8.3.	Senior Default Debt	21
	8.4.	Material Adverse Change	21
	8.5.	Attachment	21
	8.6.	Insolvency	22
	8.7.	Other Agreements	22
	8.8.	Judgments	22
	8.9.	Misrepresentations	22
	8.10.	Guaranty	22

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9.	LENDER’S RIGHTS AND REMEDIES.		22

	9.1.	Rights and Remedies	22
	9.2.	Power of Attorney	24
	9.3.	Accounts Collection	24
	9.4.	Agent Expenses	25
	9.5.	Agent’s Liability for Collateral	25
	9.6.	No Obligation to Pursue Others	25
	9.7.	Remedies Cumulative	25
	9.8.	Demand; Protest	25

10.	NOTICES.		26

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		26

	11.1.	Governing Law	26
	11.2.	Submission to Jurisdiction	26
	11.3.	Waiver of Venue	27
	11.4.	Service of Process	27
	11.5.	Waiver of Jury Trial	27

12.	GENERAL PROVISIONS.		28

	12.1.	Successors and Assigns	28
	12.2.	Indemnification	28
	12.3.	Time of Essence	28
	12.4.	Severability of Provisions	28
	12.5.	Amendments in Writing, Integration	29
	12.6.	Counterparts	29
	12.7.	Survival	29
	12.8.	Confidentiality	29
	12.9.	Intercreditor Agreement	30

13.	CO-BORROWER PROVISIONS.		30

	13.1.	Primary Obligation	30
	13.2.	Enforcement of Rights	30
	13.3.	Borrowers as Agents	30
	13.4.	Subrogation and Similar Rights	30
	13.5.	Waivers of Notice	31
	13.6.	Subrogation Defenses	31
	13.7.	Right to Settle, Release	31
	13.8.	Subordination	32

EXHIBIT A

	DEFINITIONS		1

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SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) is executed on the 2nd day of July, 2014, by and among TRUPANION, INC. and TRUPANION MANAGERS USA, INC. (each a “Borrower” and collectively, “Borrowers”) and PEPI CAPITAL, L.P. (“Original Lender”), HIGHLAND CONSUMER FUND I LIMITED PARTNERSHIP, HIGHLAND CONSUMER FUND 1-B LIMITED PARTNERSHIP and HIGHLAND CONSUMER ENTREPRENEURS FUND I LIMITED PARTNERSHIP (each an “Additional Lender” and collectively the “Additional Lenders”) and the ROBERT WOOD JOHNSON FOUNDATION, a New Jersey non-profit corporation (“RWJF”), JODI LANE LLC (“Jodi Lane”), and MERYT43 LLC (“Meryt”, together with RWJF and Jodi Lane the “Funding Lenders”) (the Funding Lenders, together with the Additional Lenders and Original Lender, the “Lenders”).

RECITALS

Amendment to Amended and Restated Credit Agreement. Borrowers entered into an Amended and Restated Credit Agreement (the “Original Credit Agreement”), dated as of February 28, 2014 with the Original Lender and the Additional Lenders. In order to provide for the additional loans made on the Restatement Date by the Funding Lenders, the Borrowers, Original Lender, the Additional Lenders and the Funding Lenders agree to enter into this Second Amended and Restated Credit Agreement, which amends and restates the Original Credit Agreement in its entirety.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1. Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2. Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2.	LOAN AND TERMS OF PAYMENT

2.1. Loan.

Subject to the terms and conditions set forth herein, Original Lender made a Loan to Borrowers in a single advance in an aggregate amount of Twelve Million and

No/100 Dollars ($12,000,000.00). As a result of the assignment by the Original Lender to the Additional Lenders pursuant to the Assignment and Assumption Agreement, the Original Note was amended and replaced and additional Notes were issued to the Additional Lenders. Subject to the terms and conditions set forth herein, RWJF, Jodi Lane and Meryt, will make additional Loans to Borrowers in a single advance in aggregate amounts of Fifteen Million and No/100 Dollars ($15,000,000.00), One Million and No/100 Dollars ($1,000,000.00) and One Million and No/100 Dollars ($1,000,000.00), respectively. As a result of the additional Loans being made by the Funding Lenders, the Loans shall be evidenced by Notes executed by Borrowers as co-makers and payable to Lenders as follows:

(i) a note payable to PEPI CAPITAL, L.P. in the principal amount of $10,000,000.00;

(ii) a note payable to Highland Consumer Fund I Limited Partnership in the principal amount of $1,605,876.28;

(iii) a note payable to Highland Consumer Fund I-B Limited Partnership in the principal amount of $342,623.57;

(iv) a note payable to Highland Consumer Entrepreneurs Fund I Limited Partnership in the principal amount of $51,500.15;

(v) a note payable to RWJF in the principal amount of $15,000,000.00;

(vi) a note payable to Jodi Lane in the principal amount of $1,000,000.00; and

(vii) a note payable to Meryt in the principal amount of $1,000,000.00.

2.2. Repayment of Loans.

(a) Except for mandatory prepayments on the Notes required pursuant to Section 2.3(b) hereof, the Borrowers shall not be required to make any payments of principal on the Notes prior to the Maturity Date;

(b) Accrued interest on the Notes shall be due and payable on December 23, 2014, and December 23, 2015, provided, that rather than pay the accrued interest on such dates, Borrowers may elect to compound the accrued interest and have it added to the principal balance of each Note as of the date it is due. If Borrowers fail to pay accrued interest on or prior to the date it is due under the Notes, such accrued interest shall be automatically added to the principal balance of each Note as of such due date.

(c) Each of the Notes shall mature on December 23, 2016 (the “Maturity Date”) and on the Maturity Date, the unpaid principal amount of each of the Notes plus all accrued interest thereon plus all other amounts due hereunder shall be due and payable.

2.3. Prepayments.

(a) Voluntary Prepayments. Borrowers may, upon notice to the Agent, at any time or from time to time voluntarily prepay the outstanding interest on, or the principal of the Notes, in whole or in part and, except as provided in Section 2.3(c), without premium or penalty; provided that (i) such notice must be received by the Agent not later than noon on the date prior to prepayment; (ii) any prepayment of the Notes shall be in an aggregate principal amount of at least One Million and No/100 Dollars ($1,000,000.00) or, in each case, if less, the entire principal amount of the Notes then outstanding; (iii) each prepayment shall be applied first to the payment of all interest which has accrued since the last anniversary date of the Notes, together with any additional amounts required to be paid by Borrower to Lenders pursuant to Section 2.5; (iv) and the balance of such prepayments shall be applied to the remaining outstanding principal balance of the Notes on a pro rata basis.

(b) Mandatory Prepayments. The outstanding principal balance of the Notes plus all accrued and unpaid interest thereon plus all Lenders Expenses and all other amounts required to be paid by Borrowers to Lenders pursuant hereto shall be due and payable in full on the occurrence of any of the following:

(i) a Change of Control of any Borrower or any Subsidiary;

(ii) a sale of all or substantially all of the assets of the Borrowers or any Subsidiaries;

(iii) a merger or consolidation of any Borrower or any Subsidiary in which a Borrower or a Subsidiary is not the surviving entity;

(iv) completion by a Borrower or a Subsidiary of a Qualified IPO (as defined in the Parent’s Certificate of Incorporation, as amended from time to time);

(v) receipt by the Borrowers and the Subsidiaries of aggregate net proceeds of Six Million Dollars ($6,000,000) or more from one or more equity financings, the proceeds of which are not applied to prepay the Loans; provided that, proceeds received by the Borrowers pursuant to the exercise of options or warrants outstanding as of the date hereof will not be treated as proceeds from an equity financing for purposes of this paragraph;

(vi) if the Senior Debt exceeds Thirty-Three Million and No/100 Dollars ($33,000,000.00) in the aggregate or the Borrowers and the Subsidiaries have used in excess of Thirty Million and No/100 Dollars ($30,000,000.00) of Senior Debt to fund the capital requirements of the Insurance Subsidiary or have used in excess of Three Million and No/100 Dollars ($3,000,000.00) of Senior Debt for general corporate purposes.

(c) Any prepayment of the principal amount of Loans held by the Funding Lenders on the Restatement Date will be accompanied by a prepayment premium equal to 1.50% of the aggregate principal amount of such prepayment if made prior to December 31, 2014.

2.4. Interest.

(a) Interest Rate. Interest will accrue on the outstanding principal balance of Notes at the rate of eleven percent (11%) per annum until the Notes mature.

(b) Default Interest. If any amount payable by Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(c) Computation of Interest. All computations of interest for the Notes shall be made on the basis of a 360-day year and actual days elapsed.

2.5. Lender Expenses. On the Closing Date, Borrowers paid the Agent all Lender Fees incurred through the Closing Date. All Lender Expenses, as and when they become due after the Closing Date, shall be payable to Lenders following receipt by Borrowers of an invoice therefor describing them in reasonable detail, including the Lender Expenses of the Funding Lenders on the Restatement Date; provided that the Additional Lenders shall be responsible for paying all Amendment Expenses of Borrowers and Agent.

2.6. Payments Generally. All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments received by the Lenders after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. If a payment relative to any of the Obligations is made to Lenders in a currency other than Dollars (whether voluntarily or pursuant to an order of judgment of a court or tribunal of any jurisdiction), such payment will constitute a discharge of the liability in respect of such Obligations only to the extent of the amount of Dollars which Lenders purchase with the amount received at a location reasonably determined by each Lender, such purchase to be at such time as each Lender may reasonably elect, but in any event within three Business Days after receipt of such payment. If the amount of Dollars able to be purchased is less than the amount of such currency originally due to it in respect to the relevant Obligation, Borrowers will indemnify and hold each Lender harmless from and against any loss or damage arising as a result of such deficiency.

2.7. All Payments Pro Rata. All payments made on the Notes must be made pro rata amongst the Lenders. If any Lender receives any payment or reduction of any Note whether through set-off or otherwise, in excess of his pro rata share such Lender shall (i) immediately notify the Borrowers of such fact and (ii) immediately share the excess payment or reduction on a pro rata basis with the other Lenders.

3.	CONDITIONS TO LOAN.

Notwithstanding any other provisions contained in this Agreement, as a condition precedent to the effectiveness of this Agreement, all of the following shall have occurred, to the Agent’s and Funding Lenders’ satisfaction, on or before the date hereof (the “Restatement Date”):

3.1. Representations and Warranties. The representations and warranties contained in Section 5 are true and correct and no Event of Default has occurred.

3.2. Receipt of Documents in Connection with This Agreement. The execution and delivery of this Agreement is subject to the condition that Lenders and Borrowers shall have entered into the following documents:

(a) this Agreement;

(b) the Intercreditor Agreement;

(c) Financing Statements (Form UCC-1) for each Borrower naming each Lender as secured party;

(d) an Amendment of each Security Agreement signed by each Borrower and each Guarantor;

(e) an officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(f) an officer’s certificate of each Guarantor with respect to incumbency and resolutions authorizing the execution of the Guaranty to be executed by it;

(g) an officer’s closing certificate of each Borrower certifying the satisfaction of the conditions in this Article 3;

(h) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(i) a current borrowers information certificate;

(j) a current compliance certificate in accordance with Section 6.2;

(k) payment of the Lender Expenses incurred in connection with this Agreement by Borrowers;

(l) an Amended Subordination Agreement;

(m) an acknowledgement and acceptance of the Guaranty in form and substance reasonably satisfactory to the Funding Lenders;

(n) New Warrants in form and substance reasonably satisfactory to the Funding Lenders;

(o) a solvency certificate of the Borrowers, the scope, form, and substance of which shall be satisfactory to the Funding Lenders;

(p) a legal opinion of counsel to Borrowers in a form acceptable to the Funding Lenders; and

(q) such other documents and certificates and completion of such other matters as the Funding Lenders may reasonably require or request to complete the transaction contemplated herein.

4.	CREATION OF SECURITY INTEREST AND GUARANTEES.

4.1. Grant of Security Interest. Each Borrower grants, pledges, assigns, mortgages, hypothecates and charges to Lenders a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrowers of each of its covenants and duties under the Loan Documents. Except for Permitted Liens or as disclosed in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, subject to liens of the Senior Lender existing as of the date hereof (“Senior Liens”), and will constitute a valid, first priority security interest in later-acquired or after-acquired Collateral, subject to Senior Liens. Such security interest shall be evidenced by a Security and Pledge Agreement in a form acceptable to Agent as amended pursuant to this Agreement, executed by Borrowers and delivered to Lenders.

4.2. Pledge of Collateral. Each Borrower hereby pledges, assigns, grants, mortgages, hypothecates and charges to and in favor of the Agent, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Such security interest shall be evidenced by a Security Agreement executed by Borrowers and delivered to Lender as of the Closing Date, as amended pursuant to this Agreement. On the Closing Date, the certificate or certificates for the Shares were delivered to Senior Lender, accompanied by an instrument of assignment duly governing the Shares and the relevant Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares both to Senior Lender and to the Lenders. Upon the occurrence and during the continuance of an Event of Default hereunder, subject to the rights of the Senior Lender and subject to the terms of the Amended Subordination Agreement, Agent may (subject to Section 9.1(f)) effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Agent and cause new certificates representing such securities to be issued in the name of Agent or its transferee. Unless an Event of Default shall have occurred and be continuing, each Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent in any material respect with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. Subject to the terms of the Amended Subordination Agreement, all such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

4.3. Perfection of Security Interest. Each Borrower authorizes each Lender to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of such Borrower or of such Borrower’s Subsidiaries of the kind pledged hereunder, and (ii) contain any other information required by the Code, or, if applicable, the Personal Property Security Act (Ontario) or the Personal Property Security Act (British Columbia) for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether such Borrower is an organization, the type of organization and any organizational identification number issued to such Borrower, if applicable. Each Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Agent chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, each Borrower shall take such steps as Agent reasonably requests for Agent to (i) subject to Section 7.10 below, obtain an acknowledgment, in form and substance satisfactory to Agent, of the bailee that the bailee holds such Collateral for the benefit of Agent, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing lender to execute a control agreement in form and substance satisfactory to Agent. No Borrower will create any chattel paper without placing a legend on the chattel paper acceptable to Agent indicating that Lenders have a security interest in the chattel paper. Each Borrower shall take such other actions as Agent requests to perfect Lenders’ security interests granted under this Agreement.

4.4. Subordination Agreement. The Original Lender and the Senior Lender entered into the Subordination Agreement pursuant to which Original Lender agreed to subordinate the Loan and all of Borrower’s obligations to it to the Senior Debt as set forth in the Subordination Agreement. In connection with this Agreement, Lenders and Senior Lender have amended the Subordination Agreement by execution of the Amended Subordination Agreement. Lenders agree to enter into an Amended Subordination Agreement on terms substantively identical to the Amended Subordination Agreement (or no less favorable to the Lenders) with any future lenders with respect to Senior Debt permitted hereunder, upon which such lenders shall be deemed Senior Lenders for purposes of this Agreement and their liens and security interests shall be deemed “Senior Liens” hereunder, and the applicable loan agreement shall be deemed to be the “Senior Loan Agreement” hereunder.

Borrowers agree that:

(a) Borrowers will not amend or modify the Senior Loan Documents without the prior written approval of the Seventy-Five Percent Lenders in any manner that is not permitted by the Amended Subordination Agreement.

(b) The maximum amount of Senior Debt used for the operation of the Borrowers shall not exceed Three Million and No/100 Dollars ($3,000,000.00).

(c) Other than as permitted pursuant to Section 4.4(b), Senior Debt shall be used exclusively to fund the regulatory capital requirements of the Insurance Subsidiary and shall not exceed Thirty-Three Million and No/100 Dollars ($33,000,000.00).

(d) Borrower will immediately forward to Agent copies of any default notice or other notice received by Borrower from the Senior Lender.

(e) Borrower will provide to Agent copies of any documents, certificates, reports, financial statements or other information provided by Borrower to Senior Lender at any time and from time to time.

4.5. Guaranties and Subsidiary Pledges. Each United States Subsidiary of each Borrower has executed and delivered to Lenders as of the Restatement Date an acknowledgement and acceptance of its guaranty of this Loan and all obligations of each Borrower arising under this Agreement and under any of the Loan Documents. However, notwithstanding the foregoing, (a) American Pet Insurance Company is not required to execute a guaranty or a security agreement, and (b) North American Pet Insurance Company, Inc., an Arizona corporation which Borrowers represent is inactive, is not required to execute a guaranty or a security agreement unless and until it acquires assets with an aggregate value in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) or unless and until Agent requests that it execute a security agreement and Guaranty and a security agreement in substantially the same form as that executed by other Subsidiaries. In addition, notwithstanding anything to the contrary set forth herein or in any other Loan Document, the Borrowers and their United States Subsidiaries shall not be required to pledge more than sixty-six percent (66%) of the stock they may own in any foreign subsidiary, and no foreign subsidiary shall be required to pledge any stock it may own in any other foreign subsidiary, except that, if and to the extent that, a greater portion of any Subsidiary or foreign subsidiary stock has been pledged pursuant to the Senior Loan Documents, then such greater portion shall also be pledged to Lenders; provided that, in the event Senior Lender releases any pledged stock in an indirect foreign subsidiary for the express purpose of preventing adverse effects to the Borrower under Section 956 of the US tax code, then Lenders will also release the same shares from pledge. In addition, Borrowers will pledge from time to time such additional shares of any foreign subsidiary directly held by a Borrower or a United States Subsidiary thereof necessary to maintain Lenders’ pledge at 66% of the total outstanding shares of such foreign subsidiary. Each Borrower hereby represents and warrants that a holder of 66% or more of the outstanding stock of any foreign subsidiary of the Borrowers has full control over such foreign subsidiary and has indirect control over any of its direct or indirect subsidiaries.

4.6. Deposit Account Control Agreement. By July 31, 2014, each Borrower shall execute and deliver to Agent an Amendment to Deposit Account Control Agreement with respect to each Deposit Account owned by Borrowers recognizing the security interest of Lenders subject only to the Senior Debt, which agreement shall be sufficient to perfect Lenders’ security interest in such account and shall be consistent with the requirements of the Amended

Subordination Agreement; provided that, Borrowers shall not be required to execute and deliver an Amendment to Deposit Account Control Agreement with respect to any Deposit Account if (a) such Deposit Account is the subject of a deposit account control agreement with the holder of Senior Debt and such deposit account control agreement is in form sufficient to perfect the Lenders’ security interest in such Deposit Account or (b) such Deposit Account does not contain more than $250,000 of funds in aggregate.

5.	REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants to Lenders as to itself and as to each of its Subsidiaries as follows:

5.1. Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of the jurisdiction in which it is organized as reflected on Schedule 5.1 attached hereto and qualified and licensed to do business in any state or Canadian province in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2. Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in its Articles or Certificate of Incorporation (as applicable) or Bylaws (or other formation or governing documents), nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3. Collateral. Subject to the limitations set forth in Section 9.1(f), each Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Except as otherwise set forth in the Schedule, all Collateral other than movable items of personal property such as laptop computers, having an aggregate book value not in excess of $100,000 is located solely in the Collateral Jurisdictions or such other locations as Borrower informs Agent in writing from time to time. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except otherwise set forth in the Schedule, none of Borrower’s or its Subsidiaries’ Cash is maintained or invested with a Person other than Senior Lender or Senior Lender’s Affiliates.

5.4. Intellectual Property Collateral. Each Borrower is the sole owner of the Intellectual Property Collateral, except for licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrowers that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material

Adverse Effect. All of Borrowers’ Trademarks, Patents and Copyrights that are registered with the Patent and Trademark Office or the Copyright Office of the Government are listed on Schedule 5.4 hereto. Except as otherwise set forth in the Schedule, Borrowers’ rights as a licensee of intellectual property do not give rise to more than 5% of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

5.5. Name; Location of Chief Executive Office. Except as disclosed in the Schedule, no Borrower has done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of each Borrower is located at the addresses indicated in Section 10 hereof or such other location as Borrowers may notify Agent in writing from time to time in accordance with Section 7.2 hereof.

5.6. Litigation. Except as set forth in the Schedule attached hereto, there are no actions or proceedings pending by or against Borrowers or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.7. No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrowers and any Subsidiary that have been delivered by Borrowers to Lenders fairly present in all material respects Borrowers’ consolidated and consolidating financial condition as of the date thereof and Borrowers’ consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrowers since the date of the most recent of such financial statements submitted to Lenders.

5.8. Solvency, Payment of Debts. Borrowers and each of their Subsidiaries are able to pay their debts (including trade debts) as they mature; the fair saleable value of Borrowers’ and each of its Subsidiaries’ assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrowers are not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9. Compliance with Laws and Regulations. No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrowers are not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). No Borrower has violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect. Each Borrower and each Subsidiary has filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10. Subsidiaries; Equity Interests. No Borrower has any Subsidiaries other than those specifically disclosed in the Schedule or disclosed in writing to the Lenders, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by Borrowers or a Subsidiary of Borrowers or disclosed in writing to the Lender free and clear of all Liens other than the Liens created pursuant to the Loan Documents. No Borrower has any equity investments in any other corporation or entity other than those specifically disclosed in the Schedule or disclosed in writing to the Lenders. All of the outstanding Equity Interests in Parent have been validly issued, are fully paid and nonassessable, and are owned by the parties and in the amounts specified on the Schedule or disclosed in writing to the Lenders free and clear of all Liens.

5.11. Government Consents. Each Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of each Borrowers’ or any Subsidiary’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect, including without limitation, all licenses, permits or authorizations from any regulatory authority with respect to the insurance business.

5.12. Inbound Licenses. Except as disclosed in the Schedule or as otherwise disclosed to Agent in writing, neither Borrower is a party to, nor is bound by, any material inbound license that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrower’s interest in such inbound license, other than this Agreement or the other Loan Documents.

5.13. Shares. Each Borrower has full power and authority to create a first lien subject only to Senior Liens on the Shares and no disability or contractual obligations exists that would prohibit Borrowers from pledging the Shares pursuant to this Agreement. To each Borrower’s knowledge, except as set forth in Section 9.1(g) hereof, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been duly authorized and validly issued, and are fully paid and non-assessable. To each Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrowers know of no reasonable grounds for the institution of any such proceedings.

5.14. Full Disclosure. No representation, warranty or other statement made by the Borrowers in any certificate or written statement furnished to Agent taken together with all such certificates and written statements furnished to Lenders contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made, it being recognized by Lenders that the projections and forecasts provided by the Borrowers in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.15. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the IRC and other federal, state or provincial Laws. Each Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the IRC, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.16. Intellectual Property; Licenses, Etc. Each Borrower owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, permits and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person except where the same would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of each Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by a Borrower infringes upon any rights held by any other Person except where the same would not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in the Schedule, no, claim or litigation regarding any of the foregoing is pending or, to the best knowledge of each Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17. Trust and Deposit Accounts. All trust and deposit accounts of the Borrowers are listed on Schedule 5.17 hereto.

5.18. Real Property. Borrowers have no interest in real property other than interests as a lessee.

5.19. Offices. All offices of Borrowers and their Subsidiaries are listed on Schedule 5.19 hereto.

6.	AFFIRMATIVE COVENANTS.

Each Borrower covenants that, until payment in full of all outstanding Obligations, such Borrower shall do all of the following:

6.1. Good Standing and Government Compliance. Each Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in their respective jurisdictions of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Agent the organizational identification number issued to Borrower by the authorities of the jurisdiction in which Borrower is organized, if applicable. Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2. Financial Statements, Reports, Certificates. Borrowers shall deliver to Agent: (i) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrowers’ operations during such period, including a net worth reconciliation and accounting for maintenance of minimum, state mandated capital requirements (where required), and including copies of account statements for any Cash, in a form reasonably acceptable to Agent and certified by a Responsible Officer; (ii) as soon as available, but in any event within 150 days after the end of Borrowers’ fiscal year, audited consolidated and consolidating financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an opinion which is either unqualified, qualified only for going concern so long as Borrowers’ investors provide additional equity as needed or otherwise consented to in writing by Lender on such financial statements of an independent certified public accounting firm reasonably acceptable to Lender; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by a Borrowers to its security holders or to any holder of Senior Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrowers or any Subsidiary that could reasonably be expected to result in damages or costs to a Borrowers or any Subsidiary of $500,000 or more; (v) promptly upon receipt, each management letter prepared by Borrowers’ independent certified public accounting firm regarding Borrowers’ management control systems; (vi) such budgets, sales projections, operating plans or other financial information generally prepared by Borrowers in the ordinary course of business as Agent may reasonably request from time to time; (vii) within 30 days of the last day of each fiscal quarter, a report signed by Parent, in form reasonably acceptable to Agent, listing any applications or registrations that Borrowers have made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of a Borrower in or to any IP Rights not specified in any Intellectual Property Security Agreement delivered to Agent by a Borrower in connection with this Agreement and (viii) as soon as available, but in any event no later than December 15th of each year, a Board approved, fully-funded operating plan of each Borrower for the following year, acceptable to the Seventy-Five Percent Lenders.

(a) Within 45 days after the last day of each calendar quarter, Parent shall deliver to Agent (i) a compliance certificate (which shall certify compliance with the covenants contained herein and all state governing body rules and regulations) certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto and (ii) a report of 12-month average claims ratios by state and 12-month average combined claims ratio with respect to Borrowers’ insurance policies and signed by a Responsible Officer.

(b) Within 45 days after the last day of each calendar quarter, Parent shall deliver to Agent copies of all NAIC Quarterly Statements as required by each state in which Borrowers and its Subsidiaries conduct business.

(c) As soon as possible and in any event within 3 calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrowers have taken or proposes to take with respect thereto.

(d) As soon as possible and in any event within 3 calendar days after becoming aware of any Borrower having a combined claims ratio in the United States falling in a variance that is at least 10% higher than the agreed upon ratios in Borrowers’ business plan which has been submitted to and approved by Agent in writing, a written statement of a Responsible Officer presenting a plan to rectify such variance, such plan to be reasonably acceptable to the Seventy-Five Percent Lenders.

(e) Agent (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers’ usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrowers’ Books and to make copies thereof and to check, test, inspect, audit and appraise the Collateral at Borrowers’ expense (not to exceed $7,500 per year as long as no Event of Default has occurred and is continuing) in order to verify Borrowers’ financial condition or the amount, condition of, or any other matter relating to, the Collateral.

(f) Within 5 days after the last day of each month, Parent shall deliver to Agent a report of Cash held by the Insurance Subsidiary.

(g) Within 30 days after the last day of each calendar quarter, Parent shall deliver to Agent a status report on rate increase requests pending and to be initiated.

Borrowers may deliver to Agent on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Agent shall be entitled to rely on the information contained in the electronic files, provided that Agent in good faith believes that the files were delivered by a Responsible Officer. Borrowers shall include a submission date on any certificates and reports to be delivered electronically.

6.3. Inventory and Equipment; Returns. Borrowers shall keep all Inventory and Equipment in good and merchantable condition, free from all material defects except for Inventory and Equipment (i) sold in the ordinary course of business, and (ii) for which adequate reserves have been made, in all cases in the United States and such other locations as to which Borrowers give prior written notice. Returns and allowances, if any, as between Borrowers and their account debtors shall be on the same basis and in accordance with the usual customary practices of Borrowers, as they exist on the Closing Date. Borrowers shall promptly notify Agent of all returns and recoveries and of all disputes and claims involving inventory having a book value of more than $250,000.

6.4. Taxes. Borrowers shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, provincial, municipal and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Agent, on demand, proof satisfactory to Agent indicating that each Borrower or Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that, Borrowers or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrowers or such Subsidiary.

6.5. Insurance. Borrowers, at their expense, shall (i) keep the Collateral insured against loss or damage, and (ii) maintain liability and other insurance, in each case in as ordinarily insured against by other owners in businesses similar to Borrowers’. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Agent. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Agent, showing Agent as an additional loss payee for the benefit of the Lenders, and all liability insurance policies shall show Agent as an additional insured and specify that the insurer must give at least 20 days’ notice to Agent before canceling its policy for any reason. Upon Agent’s request, Borrowers shall deliver to Agent certified copies of the policies of insurance and evidence of all premium payments. Proceeds payable under any casualty policy will, at Borrowers’ option, be payable to Borrowers to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Agent, on behalf of the Lenders, has been granted a security interest subject only to the Senior Debt, provided that if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Agent’s option, be payable to Agent for the benefit of the Lender to be applied on account of the Obligations.

6.6. Financial Covenants. Borrowers shall at all times maintain the following financial ratios and covenants:

(a) Minimum Cash. Borrowers shall cause the Insurance Subsidiary to maintain statutory capital and surplus at all times of not less than the greater of (i) the amount required by the Insurance Subsidiary or (ii) 110% of the highest capital and surplus required in any state in which the Insurance Subsidiary is licensed, and Borrowers shall in addition maintain an additional unrestricted, non-insurance, cash balance of at least $1,000,000.

(b) Minimum Revenues. Borrowers shall achieve at least the levels of Revenues set forth in the table immediately below for the applicable month:

Month:	Revenue:
January 2014	$8,208,653
February 2014	8,420,994
March 2014	8,649,582
April 2014	8,881,907
May 2014	9,042,072
June 2014	9,000,000
July 2014	9,200,000
August 2014	9,400,000
September 2014	9,700,000
October 2014	9,900,000
November 2014	10,100,000
December 2014	10,300,000

(c) New Covenants. Minimum Revenues hereof for reporting periods following December 2014 will be set by the Seventy-Five Percent Lenders, based upon the Borrowers’ board approved, fully funded operating plan provided by Borrowers pursuant to Section 6.2.

6.7. Springing Covenants. The Borrowers shall maintain the following financial covenants at all times after the earlier to occur of (i) receipt by the Borrowers and the Subsidiaries of any proceeds from any equity financing that are not applied to prepay the Loan; and (ii) June 23, 2015.

(a) Minimum Discretionary Profit. Borrowers shall achieve at least the levels of Discretionary Profit as set by Agent.

(b) Minimum Free Cash Flow. Borrowers shall achieve at least the levels of cumulative Free Cash Flow as set by the Seventy-Five Percent Lenders.

(c) Lifetime Value. Borrowers shall achieve at least the levels of Lifetime Value set forth by the Agent.

(d) Establishment of Covenants. Once the covenants in this Section 6.7 become applicable at the beginning of the next month and at the beginning of each year thereafter, required levels of Minimum Discretionary Profit and Lifetime Value will be established by the Agent for each month in such year based upon the board-approved fully funded operating plan to be provided by Borrowers pursuant to Section 6.2, and required levels of Minimum Free Cash Flow will be established by the Seventy-Five Percent Lenders for each month in such year based upon the board-approved fully funded operating plan to be provided by Borrowers pursuant to Section 6.2.

6.8. Registration of IP Rights.

(a) Borrowers shall promptly give Agent written notice of any applications or registrations of IP Rights filed with the United States Patent and Trademark Office or the Canadian Intellectual Property Office, including the date of such filing and the registration or application numbers, if any.

(b) Borrowers shall (i) give Agent not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office or the Canadian Intellectual Property Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Agent may reasonably request for Agents to maintain their perfection in such IP Rights to be registered by Borrowers; (iii) upon the request of Agent, either deliver to Agent or file such documents simultaneously with the filing of any such applications or registrations; and (iv) upon filing any such applications or registrations, promptly provide Agent with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Agent to be filed for Lender to maintain the perfection and priority of its security interest in such IP Rights, and the date of such filing.

(c) Borrowers shall execute and deliver such additional instruments and documents from time to time as Agent shall reasonably request to perfect and maintain the perfection and priority of Lender’s security interest in the IP Rights.

(d) Borrowers shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights (other than those which have no value or only de minimis value), (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights (other than those which have no value or only de minimis value) and promptly advise Lender in writing of material infringements detected and (iii) not allow any material Trademarks, Patents and Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Agent, which shall not be unreasonably withheld or delayed.

(e) Agent shall have the right, but not the obligation, to take, at Borrowers’ sole expense, any actions that Borrowers are required under this Section 6 to take but which Borrowers fail to take, after 15 days’ notice to Borrowers. Borrowers shall reimburse and indemnify Agent and Lenders for all reasonable costs and reasonable expenses incurred in the reasonable exercise of their rights under this Section 6.8.

6.9. Consent of Inbound Licensors. Prior to entering into or becoming bound by any material inbound license, Borrowers shall: (i) provide written notice to Agent of the material terms of such license with a description of its likely impact on Borrowers’ business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrowers’ interest in such licenses to be deemed Collateral and for Lenders to have a security interest in it that might otherwise be restricted by the terms of the applicable license, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.10. Capital, Licensing and Compliance Requirements; Financial Covenants. Borrowers and each Subsidiary shall maintain compliance with all capital requirements, financial covenants and other licensing and compliance requirements as required by each state and/or province in which Borrowers or a Subsidiary conducts business

6.11. Shares. The Shares will remain duly authorized and validly issued, and are fully paid and non-assessable.

6.12. Further Assurances. At any time and from time to time, Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Agent to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until the outstanding Obligations are paid in full, such Borrower will not do any of the following without prior written consent of the Seventy-Five Percent Lenders, which shall not be unreasonably withheld (provided that in the case of Section 7.2, such consent may be withheld in their sole discretion):

7.1. Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Senior Lender to accounts opened at another financial institution, other than Permitted Transfers.

7.2. Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the state or jurisdiction of Borrower’s formation or relocate its chief executive office without 30 days prior written notification to Agent; replace its chief executive officer or chief financial officer without providing written notification to Agent within 2 days thereafter; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrowers; change its fiscal year end; have a Change in Control.

7.3. Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into a Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) each of the following conditions is applicable: (i) the consideration paid in connection with such transactions (including assumption of liabilities) does not in the aggregate exceed $500,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) a Borrower is the surviving entity; or (b) the Obligations are repaid in full concurrently with the closing of any merger or consolidation of a Borrower in which a Borrower is not the surviving entity.

7.4. Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except the Senior Debt and Indebtedness to Lenders.

7.5. Encumbrances. Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (i) the licensors of in-licensed property with respect to such property or (ii) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment) that Borrowers in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of a Borrower’s property.

7.6. Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrowers may (i) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (ii) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrowers regardless of whether an Event of Default exists; and (iii) pay dividends in common stock of Borrower.

7.7. Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its Investment Property with a Person other than Senior Lender or Senior Lender’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Agent, in form and substance satisfactory to Agent, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement (other than this Agreement) that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8. Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Borrower, except for transactions that are in the ordinary course of a Borrower’s business, upon fair and reasonable terms that are no less favorable to a Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9. Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Lender’s rights contained in any documentation relating to the Subordinated Debt.

7.10. Inventory and Equipment. Store the Inventory or the Equipment of a book value in excess of $100,000 with a bailee, warehouseman, or similar third party unless the third party has been notified of Lenders’ security interest and Agent (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Lenders’ benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business, movable items of personal property such as laptop computers having an aggregate book value not in excess of $100,000 and except for such other locations as Agent may approve in writing, Borrowers shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrowers give Agent prior written notice and as to which Agent is able to take such actions as may be necessary needed to perfect its security interest or to obtain a bailee’s acknowledgment of Lenders’ rights in the Collateral.

7.11. No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Loan for such purpose.

7.12. Insurance Subsidiary Capital Withdrawals. Permit any withdrawals of capital from the Insurance Subsidiary.

7.13. Canadian Subsidiaries. Borrowers shall not conduct or allow business operations to be conducted in its 2 Canadian subsidiaries, Vetinsurance Holding Company, ULC and Vetinsurance, Ltd. Neither Vetinsurance Holding Company, ULC nor Vetinsurance, Ltd. shall hold more than $50,000 in current assets.

7.14. NAPIC of Arizona. Borrowers shall not conduct or allow business operation to be conducted in or by North American Pet Insurance Company, Inc. (“NAPIC”), organized under the laws of the State of Arizona, and Borrowers represent that no assets are owned by NAPIC. If Borrowers elect to use NAPIC in the future or allow it to own or acquire assets, they will first notify Agent in writing and, at the request of Lender, NAPIC will execute a Guaranty of the Obligations of Borrowers hereunder and a security agreement granting a security interest to Lenders to secure the guaranty in substantial form as the Guaranties and Security Agreements being executed by other Subsidiaries in connection herewith.

7.15. Amendment of Material Documents. Borrowers shall not agree to or permit any amendment, supplement or modification to the articles of incorporation of the Company in any manner adverse to the rights and remedies of the Lenders.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

8.1. Payment Default. If a Borrower fails to pay any of the Obligations when due;

8.2. Covenant Default.

(a) If a Borrower fails to perform any obligation under Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.9 or 6.11 or violates any of the covenants contained in Section 7 of this Agreement; or

(b) If a Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Lender and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 15 days after a Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 15 day period or cannot after diligent attempts by Borrowers be cured within such 15 day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default;

8.3. Senior Default Debt. If an event of default occurs under the terms of the Senior Loan Agreement (or any of the Senior Loan Documents);

8.4. Material Adverse Change. If there occurs any circumstance or circumstance any circumstances which would reasonably be expected to have a Material Adverse Effect;

8.5. Attachment. If any material portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 15 days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of a Borrower’s assets by the United States Government or Canadian Government, or any department, agency, or instrumentality thereof, or by any state, provincial, county, municipal, or governmental agency, and the same is not paid within 15 days after such Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Borrower;

8.6. Insolvency. If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within 45 days;

8.7. Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $500,000 or that would reasonably be expected to have a Material Adverse Effect;

8.8. Judgments. If a final, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $500,000 shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of 15 days;

8.9. Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Lenders by any Responsible Officer pursuant to this Agreement and the Original Credit Agreement or to induce Lenders to enter into this Agreement or any other Loan Document; or

8.10. Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Lenders in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any guarantor.

9.	LENDERS’ RIGHTS AND REMEDIES.

9.1. Rights and Remedies. Upon the occurrence and during the continuance of (1) an Event of Default pursuant to Section 8.1 hereof, at the direction of the Required Lenders, and (2) an Event of Default pursuant to Sections 8.2 through 8.10 hereof, at the direction of the Sixty Percent Lenders, Agent will, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6 (insolvency), all Obligations shall become immediately due and payable without any action by Agent or Lenders);

(b) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Agent reasonably considers advisable;

(c) Make such payments and do such acts as Agent considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agree to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate. Borrowers authorize Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Borrowers’ owned premises, Borrowers hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Agent’s rights or remedies provided herein, at law, in equity, or otherwise;

(d) Set off and apply to the Obligations any and all (i) balances and deposits of Borrowers held by Agent or any of the Lenders, and (ii) indebtedness at any time owing to or for the credit or the account of a Borrower held by Agent or any of the Lenders;

(e) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrowers’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s or any Lenders’ exercise of its rights under this Section 9.1, Borrowers’ rights under all licenses and all franchise agreements shall inure to Lenders’ benefit;

(f) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Agent determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Agent deems appropriate. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Agent, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrowers shall be credited with the proceeds of the sale;

(g) Credit bid and purchase at any public sale;

(h) Apply for the appointment of a receiver, receiver/manager, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of any Borrowers, any guarantor or any other Person liable for any of the Obligations; and

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers. Agent may comply with any applicable state, provincial or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2. Power of Attorney. Effective only upon the occurrence and during the continuance of (1) an Event of Default pursuant to Section 8.1 hereof, with the consent of the Required Lenders, and (2) an Event of Default pursuant to Sections 8.2 through 8.10 hereof, with the consent of the Sixty Percent Lenders, Borrowers hereby irrevocably appoint Agent (and any of Agent’s designated officers, or employees) as Borrowers’ true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Lenders’ security interest in the Accounts; (b) endorse each Borrowers’ name on any checks or other forms of payment or security that may come into Agent’s possession; (c) sign each Borrowers’ name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to a Borrowers’ policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Agent determines to be reasonable; (g) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between a Borrower and Agent without first obtaining such Borrowers’ approval of or signature to such modification by amending Exhibits thereof, as appropriate, to include reference to any right, title or interest in any Trademarks, Patents and Copyrights acquired by a Borrower after the execution hereof or to delete any reference to any right, title or interest in any Trademarks, Patents and Copyrights in which a Borrower no longer has or claims to have any right, title or interest; and (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrowers where permitted by law; provided Agent may exercise such power of attorney to sign the name of Borrowers on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred. The appointment of Agent as each Borrowers’ attorney in fact, and each and every one of Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed.

9.3. Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Agent may notify any Person owing funds to a Borrowers of Agent’s security interest in such funds and verify the amount of such Account. Borrowers shall collect all amounts owing to Borrowers for Agent, receive in trust all payments as Agent’s trustee, and immediately deliver such payments to Agent in their original form as received from the account debtor, with proper endorsements for deposit.

9.4. Agent Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Agent may do any or all of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Agent deems prudent. Any amounts so paid or deposited by Agent shall constitute Agent Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Agent shall not constitute an agreement by Lenders to make similar payments in the future or a waiver by Agent of any Event of Default under this Agreement.

9.5. Agent’s Liability for Collateral. Agent has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

9.6. No Obligation to Pursue Others. Agent has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Agent may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Lenders’ rights against Borrowers. Each Borrower waives any right it may have to require Agent or Lenders to pursue any other Person for any of the Obligations.

9.7. Remedies Cumulative. Agent’s and Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Agent and the Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Agent or a Lender of one right or remedy shall be deemed an election, and no waiver by Agent or a Lender of any Event of Default on a Borrowers’ part shall be deemed a continuing waiver. No delay by Agent or a Lender shall constitute a waiver, election, or acquiescence by it. No waiver by Agent shall be effective unless made in a written document signed on behalf of Agent and then shall be effective only in the specific instance and for the specific purpose for which it was given. Each Borrower expressly agrees that this Section 9.7 may not be waived or modified by Agent by course of performance, conduct, estoppel or otherwise.

9.8. Demand; Protest. Except as otherwise provided in this Agreement, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of intent to accelerate or notice of acceleration and any other notices relating to the Obligations.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrowers, to Agent or to Lenders, as the case may be, at its addresses set forth below:

If to Borrowers:	TRUPANION, INC.
on behalf of all Borrowers
907 NW Ballard Way
Seattle, Washington 98107
Attn: General Counsel
FAX:

If to Agent:	PEPI Capital, L.P.
Attn: Chief Operating Officer
2300 West Plano Parkway
Plano, Texas 75075

If to Lenders:	At the address listed for each Lender on the signature pages to this Agreement.

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

11.1. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.2. Submission to Jurisdiction. BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMIT, THEMSELVES AND THEIR PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.3. Waiver of Venue. BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

11.4. Service of Process. IN FURTHERANCE OF THE FOREGOING, BORROWERS HEREBY IRREVOCABLY DESIGNATE AND APPOINT CT CORPORATION SYSTEM AS AGENT OF BORROWERS TO RECEIVE SERVICE OF ALL PROCESS BROUGHT AGAINST SUCH BORROWERS WITH RESPECT TO ANY SUCH PROCEEDING IN ANY SUCH COURT IN TEXAS, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY BORROWERS TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. COPIES OF ANY SUCH PROCESS SO SERVED SHALL ALSO BE SENT BY REGISTERED MAIL TO SUCH BORROWERS AT ITS ADDRESS SET FORTH IN SECTION 10, BUT THE FAILURE OF SUCH BORROWERS TO RECEIVE SUCH COPIES SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS AS AFORESAID. BORROWERS SHALL FURNISH TO LENDER A CONSENT OF CT CORPORATION SYSTEM AGREEING TO ACT HEREUNDER PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST BORROWERS IN THE COURTS OF ANY OTHER JURISDICTION. IF FOR ANY REASON CT CORPORATION SYSTEM SHALL RESIGN OR OTHERWISE CEASE TO ACT AS BORROWERS’ AGENT, BORROWERS HEREBY IRREVOCABLY AGREE TO (A) IMMEDIATELY DESIGNATE AND APPOINT A NEW AGENT ACCEPTABLE TO LENDER TO SERVE IN SUCH CAPACITY AND, IN SUCH EVENT, SUCH NEW AGENT SHALL BE DEEMED TO BE SUBSTITUTED FOR CT CORPORATION SYSTEM FOR ALL PURPOSES HEREOF AND (B) PROMPTLY DELIVER TO LENDER THE WRITTEN CONSENT (IN FORM AND SUBSTANCE SATISFACTORY TO LENDER) OF SUCH NEW AGENT AGREEING TO SERVE IN SUCH CAPACITY.

11.5. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO AND EACH OTHER LOAN PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND

THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH LOAN PARTY AND EACH LENDER HEREBY FURTHER (A) IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, (B) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (C) ACKNOWLEDGE THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

12.	GENERAL PROVISIONS.

12.1. Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrowers without Agent’s prior written consent, which consent may be granted or withheld in Agent’s reasonable discretion. Lenders shall have the right to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lenders’ obligations, rights and benefits hereunder; provided that unless a Default or Event of Default shall have occurred and be continuing, Lenders may not sell, assign or transfer any interest in the Loans to any person other than an Affiliate of Lenders without Borrowers’ prior written consent.

12.2. Indemnification. Each Borrower shall defend, indemnify and hold harmless Agent and Lenders and their officers, employees, advisors and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by Agent or any Lender, its officers, employees, advisors and agents as a result of or in any way arising out of, following, or consequential to transactions between Agent, any Lender and a Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Agent’s or a Lender’s gross negligence or willful misconduct.

12.3. Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4. Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5. Amendments in Writing, Integration.

(a) All amendments, modifications, terminations or waivers of any provision of this Agreement or the other Loan Documents must be in writing executed by the Borrowers and the Seventy-Five Percent Lenders (or by the Agent with the consent of the Seventy-Five Percent Lenders). Any amendment, modification, termination or waiver of any provision of any of the Loan Documents or the Warrants that has been executed in writing by the Borrowers and the Seventy-Five Percent Lenders (or by the Agent with the consent of the Seventy-Five Percent Lenders) shall be binding upon all Lenders(and, in the case of the Notes and Warrants, shall amend all of the outstanding Notes or Warrants, as the case may be); provided, that no such amendment, modification, termination or waiver shall affect any Lender in a disproportionate manner than its effect on the other Lenders without the written consent of such disproportionately affected Lender.

(b) No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as Lender hereunder) as consideration in connection with any agreement by such Borrower with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a pro rata basis, to all Lenders, except for the amount payable to the Original Lender pursuant to the Assignment and Assumption Agreement, the Amendment Expenses, the prepayment fee in Section 2.3(c) and the Lender Expenses on the Restatement Date.

12.6. Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7. Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrowers to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against a Lender have run.

12.8. Confidentiality. In handling any confidential information, each Lender and all employees and agents of each Lender shall exercise the same degree of care that each Lender exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of each Lender in connection with their present or prospective business relations with Borrowers, (ii) to prospective transferees or purchasers of any interest in the Loan, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Borrowers, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of any Lender and (v) as each Lender may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of any Lender when disclosed to any Lender, or becomes part of the public domain after disclosure to any Lender through no fault of said Lender; or (b) is disclosed to any Lender by a third party, provided such Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

12.9. Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document:

(a) the Liens granted to the Lenders pursuant to this Agreement and the other Loan Documents, and the exercise of any right related to any collateral shall be subject, in each case, to the terms of the Intercreditor Agreement;

(b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and the Intercreditor Agreement, on the other hand, the terms and provisions of the Intercreditor Agreement shall control; and

(c) each Lender, by its acceptance hereof, shall be bound by the provisions of the Intercreditor Agreement.

13.	CO-BORROWER PROVISIONS.

13.1. Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between any Lender and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if Loans or advances were advanced to such Borrower. Lenders may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers.

13.2. Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Lenders may proceed against one or more of the Borrowers to enforce the Obligations without waiving their right to proceed against any of the other Borrowers.

13.3. Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of the Loan on behalf of each Borrower and to authorize Parent to apply to Lenders on behalf of each Borrower for the Loan, any waivers and any consents. This authorization cannot be revoked, and Lenders need not inquire as to each Borrower’s authority to act for or on behalf of such Borrower.

13.4. Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Lender under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 13.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 13.4, such Borrower shall hold such payment in trust for Lender and such payment shall be promptly delivered to Agent for application to the Obligations, whether matured or unmatured.

13.5. Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which such Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Any Lender’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of any Lender thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Agent from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of any Lender that changes the scope of the Borrower’s risks hereunder,

13.6. Subrogation Defenses. Until the Obligations have been repaid in full and this Agreement has been terminated, each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under applicable law, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

13.7. Right to Settle, Release.

(a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which any Lender may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b) Without affecting the liability of any Borrower hereunder, Agent (upon the direction of the Seventy-Five Percent Lenders) may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

13.8. Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

TRUPANION, INC.

By:	/s/ Darryl Rawlings
	Name:	Darryl Rawlings
	Title:	President and Chief Executive Officer

TRUPANION MANAGERS USA, INC.

By:	/s/ Darryl Rawlings
	Name:	Darryl Rawlings
	Title:	President and Chief Executive Officer

[Signature page to Second Amended and Restated Credit Agreement]

PEPI CAPITAL, L.P.

By:	/s/ Steven Blasnik
	Name:	Steven Blasnik
	Title:	President

Address:

[Signature page to Second Amended and Restated Credit Agreement]

ROBERT WOOD JOHNSON FOUNDATION

By:	/s/ Michael Aswad
	Name:	Michael Aswad
	Title:	Managing Director

Address:

Route 1 and College Road East P.O. Box 2316 Princeton, NJ 08543-2316

[Signature page to Second Amended and Restated Credit Agreement]

HIGHLAND CONSUMER FUND I LIMITED PARTNERSHIP

By:	Highland Consumer GP Limited Partnership, its General Partner

	By:	Highland Consumer GP GP LLC, its General Partner

		By:	/s/ Peter F. Cornetta
			Name:	Peter F. Cornetta
			Its:	Authorized Manager

Address:

One Broadway
16th Floor
Cambridge, MA 02142

HIGHLAND CONSUMER FUND I-B LIMITED PARTNERSHIP

By:	Highland Consumer GP Limited Partnership, its General Partner

	By:	Highland Consumer GP GP LLC, its General Partner

		By:	/s/ Peter F. Cornetta
			Name:	Peter F. Cornetta
			Its:	Authorized Manager

Address:

One Broadway
16th Floor
Cambridge, MA 02142

[Signature page to Second Amended and Restated Credit Agreement]

HIGHLAND CONSUMER ENTREPRENEURS FUND I LIMITED PARTNERSHIP

By:	Highland Consumer GP Limited Partnership, its General Partner

	By:	Highland Consumer GP GP LLC, its General Partner

		By:	/s/ Peter F. Cornetta
			Name:	Peter F. Cornetta
			Its:	Authorized Manager

Address:

One Broadway
16th Floor
Cambridge, MA 02142

[Signature page to Second Amended and Restated Credit Agreement]

Meryt43 LLC

By:	/s/ P.R. Beaumont
	Name:	P.R. Beaumont
	Title:	Managing Partner

Address:

Jodi Lane LLC

By:	/s/ Michael J. Lucciola
	Name:	Michael J. Lucciola
	Title:	Managing Member

Address:

[Signature page to Second Amended and Restated Credit Agreement]

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrowers arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrowers and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrowers and Borrowers’ Books relating to any of the foregoing.

“Additional Lenders” mean Highland Consumer Fund I Limited Partnership, Highland Consumer Fund I-B Limited Partnership, and Highland Consumer Entrepreneurs Fund I Limited Partnership collectively, and “Additional Lender” means each of them.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.

“Agent” means PEPI Capital, L.P. as agent for the Lenders pursuant to the terms of the Intercreditor Agreement.

“Amended Subordination Agreement” means the Subordination Agreement entered into among Borrowers, PEPI Capital, L.P., and Senior Lender, as amended by that certain Joinder to Subordination Agreement executed by Borrowers, Lenders, and Senior Lender, as further amended by that certain Joinder to Subordination Agreement, dated as of the date hereof, executed by Borrowers, Lenders, and Senior Lender.

“Amended Warrant” means the Original Warrant as amended pursuant hereto.

“Amendment to Deposit Account Control Agreement” means an amendment to Deposit Account Control Agreements executed pursuant to Section 4.4 hereof.

“Amendment Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred by Borrowers and Original Lender in connection with the preparation and negotiation of this Agreement and all documents and agreements entered into pursuant to this Agreement.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement entered into among Original Lender and the Additional Lenders.

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrowers’ Books” means all of a Borrowers’ books and records including: ledgers; records concerning such Borrowers’ assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which Lenders in the State of Delaware are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of a Borrower, who did not have such power before such transaction. Notwithstanding the foregoing, (a) the sale of equity securities to Borrowers’ existing venture capital investors (or other venture capital or similar institutional investors) in a bona fide equity financing shall not be deemed to be a Change in Control and (b) any such transaction involving a Subsidiary of Trupanion, Inc. (but not representing a Change in Control with respect to Trupanion, Inc.) shall not be deemed a Change in Control if such Subsidiary or Subsidiaries remain direct or indirect Subsidiaries of Trupanion, Inc.

“Closing Date” means the date of the Original Credit Agreement.

“Code” means the Uniform Commercial Code as adopted in New York and as amended or supplemented from time to time.

“Collateral” means all Accounts, Inventory, Intellectual Property, Equipment, Goods, Deposit Accounts, General Intangibles, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, licenses, permits, data bases, software or other property in which a security interest has been granted to Lender pursuant to any of the Loan Documents by Borrowers, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9.406 and 9.408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, or (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote.

“Collateral Jurisdiction” means the U.S. state or Canadian province where the Collateral is located.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Default Rate” means the lesser of the maximum rate allowed by applicable law or fourteen percent (14%) per annum.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Discretionary Profit” means, for any applicable period, Revenue minus (a) claims expenses, (b) costs of revenues, (c) general and administrative expenses and (d) technology expenses (excluding direct pay expenses), in each case (i) excluding stock compensation expense and warrant expense, (ii) without duplication and (iii) on a consolidated basis and determined in accordance with GAAP.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Section 8.

“Free Cash Flow” means, for any applicable period, (i) consolidated net cash from operations plus (ii) consolidated capital expenditures plus (iii) any payments of principal of Senior Debt plus (iv) proceeds from the exercise of stock options, with respect to (i), (ii) and (iv) as determined in accordance with GAAP and, with respect to (iii), as provided by the Senior Loan Documents, as amended or waived by the Senior Lender from time to time.

“Funding Lenders” shall mean RWJF, Jodi Lane and Meryt.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and all synthetic lease obligations; and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) or the Companies Creditors Arrangement Act (Canada), each as amended, or under any other Bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Insurance Subsidiary” means American Pet Insurance Company, Inc., a New York company and a wholly owned subsidiary of Parent.

“Intellectual Property” means all of a Borrower’s right, title, and interest in and to the following:

(a) Copyrights, Trademarks and Patents;

(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights which may be available to a Borrower now or hereafter existing, created, acquired or held;

(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Intercreditor Agreement” means the Amended and Restated Collateral and Intercreditor Agreement, dated as of the date hereof, entered into among the Lenders.

“Inventory” means all present and future inventory in which a Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IP Rights” has the meaning ascribed thereto in Section 5.16 of the Agreement.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Jodi Lane” means Jodi Lane LLC.

“Lender Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents, except for the Amendment Expenses; reasonable Collateral audit fees; and Lender’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought; provided that the Lender Expenses shall not include more than $30,000 of the fees and expenses of counsel to the Funding Lenders in connection with the preparation and negotiation of the Loan Documents (or otherwise incurred on or prior to the date hereof).

“Lenders” means collectively PEPI Capital, L.P. as a lender and Highland Consumer Fund I Limited Partnership, Highland Consumer Fund I-B Limited Partnership and Highland Entrepreneurs Fund I Limited Partnership and the term Lender shall refer to each of them.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Lifetime Value” means (a) (i) Revenues minus (ii) claims expense minus (iii) cost of revenues, divided by (b) the product of (i) total Pet Months (as defined below) multiplied by Expected Months Enrolled, in each case excluding underwriting of any unaffiliated third-party managing general agents (including, without limitation, Pet Partners), and in each case (i) excluding stock compensation expense and warrant expense, (ii) on a consolidated basis and determined in accordance with GAAP, if applicable, and (iii) in the case of amounts that are not set forth in, or derived from, the Borrower’s financial statements, as determined by Borrowers and reported in good faith based to the Parent’s Board of Directors in monthly reporting packages based on

Borrower’s internal data and metrics. As used herein, the term “Pet Months” means the total number of enrolled pets at the end of the applicable month, the term “Expected Months Enrolled” means the quotient of 1 divided by Monthly Pet Churn, and “Monthly Pet Churn” means total cancellations in the applicable month divided by total pets enrolled at the beginning of the applicable month.

“Loan” or “Loans” means the amounts advanced to Borrowers pursuant to Section 2.1 hereof as evidenced by the Notes.

“Loan Documents” means, collectively, the Loan Documents as defined in the Original Credit Agreement and this Agreement, the Notes, the Intercreditor Agreement and the Security Agreement and any other note or notes executed by a Borrowers, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time; provided however, such term shall exclude the Amended Warrant, the Original Warrant, and the New Warrant.

“Material Adverse Effect” means a material adverse effect on (i) the operations, business or financial condition of Borrowers and their Subsidiaries taken as a whole, (ii) the ability of Borrowers taken as a whole to repay the Obligations or otherwise perform their obligations under the Loan Documents, or (iii) a Borrower’s interest in, or the value, perfection or priority of Lenders’ security interest in the Collateral.

“Maturity Date” means December 23, 2016.

“Meryt” means Meryt43 LLC.

“Negotiable Collateral” means all of a Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and a Borrower’s Books relating to any of the foregoing.

“New Warrant” means the warrants issued by Parent to RWJF, Meryt and Jodi Lane in connection with this Agreement.

“Notes” means those promissory notes described in Section 2.1 of this Agreement.

“Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to Lender by Borrowers pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from a Borrower to others that Lender may have obtained by assignment or otherwise; provided however, that such terms shall exclude any obligations of Parent arising under or in connection with the Warrant.

“Original Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“Original Lender” means PEPI Capital, L.P. as Lender under the terms of the Original Credit Agreement.

“Original Note” means a promissory note executed by Borrowers payable to Original Lender in the principal amount of Twelve Million and No/100 Dollars ($12,000,000.00) pursuant to the Original Credit Agreement.

“Original Warrant” means the Warrant issued by Borrowers to Original Lender pursuant to the Original Credit Agreement.

“Parent” means Trupanion, Inc.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrowers in favor of Lender arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness not to exceed $500,000 in the aggregate in any fiscal year of Borrowers secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the property financed with such Indebtedness;

(d) Senior Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business; and

(f) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon a Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

(b) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Lender’s certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Lender’s money market accounts; (v) Investments in regular deposit or checking accounts held with Lender or subject to a control agreement in favor of Lender; and (vi) Investments consistent with any investment policy adopted by the Parent’s board of directors;

(c) Repurchases of stock from officers, consultants, employees or directors of a Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed $500,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such officers, consultants, employees or directors to such Borrower regardless of whether an Event of Default exists;

(d) Investments accepted in connection with Permitted Transfers;

(e) Investments of Subsidiaries in or to other Subsidiaries or a Borrower and Investments by a Borrower in Subsidiaries not to exceed $500,000 in the aggregate in any fiscal year;

(f) Investments not to exceed $500,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by a Borrower’s Board of Directors;

(g) Investments in unfinanced capital expenditures in any fiscal year, not to exceed 250,000;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Borrower’s business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (i) shall not apply to Investments of a Borrower in any Subsidiary;

(j) Joint ventures or strategic alliances in the ordinary course of a Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrowers do not exceed $500,000 in the aggregate in any fiscal year; and

(k) Investments permitted under Section 7.7.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Loans) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Lender;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the relevant Borrower maintains adequate reserves;

(c) Liens not to exceed $500,000 in the aggregate (i) upon or in any Equipment (other than Equipment financed by a proceeds of the Loans) acquired or held by a Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e) Liens of materialmen, mechanics, warehousemen, carriers, artisans or other similar Liens arising in the ordinary course of Borrower’s business or by operation of law, which are not past due or which are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP;

(f) Deposits in the ordinary course of business under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(g) Liens in favor of other financial institutions arising in connection with Borrowers’ deposit accounts held at such institutions which are permitted herein to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that Lender has a perfected security interest in the amounts held in such deposit accounts; and

(h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 (attachment) or 8.7 (judgments).

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by a Borrower or any Subsidiary of:

(a) Inventory in the ordinary course of business;

(b) licenses and similar arrangements for the use of the property of Borrowers or their Subsidiaries in the ordinary course of business;

(c) worn-out, surplus or obsolete Equipment;

(d) cash to accounts at financial institutions as permitted herein;

(e) grants of security interests and other Liens that constitute Permitted Liens; and

(f) other assets of Borrowers or their Subsidiaries that do not in the aggregate exceed $500,000 during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrowers or, with respect to any such plan that is subject to Section 4.12 of the IRC or Title IV of ERISA, any ERISA Affiliate.

“Required Lenders” means the Lenders whose aggregate principal amount of Loans then outstanding represents more than fifty percent (50.0%) of the aggregate principal amount of Loans then outstanding.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of a Borrower.

“Restatement Date” has the meaning set forth in Section 3.

“Revenue” means the consolidated net revenue of the Parent for any applicable period, determined in accordance with GAAP.

“RWJF” means the Robert Wood Johnson Foundation, a New Jersey non-profit corporation.

“Schedule” means Company Disclosure Schedule most recently provided to Lender prior to or concurrently with execution of this Agreement.

“Security Agreement” means the Security and Pledge Agreement in a form acceptable to Lender executed by Borrower and delivered to Lender as of the Closing Date, as amended from time to time.

“Senior Debt” means all Indebtedness owed by Borrower to Senior Lender pursuant to the Senior Loan Documents and any Indebtedness incurred to refinance or replace the same.

“Senior Lender” means Square 1 Bank and any other lender or lenders from time to time with respect to the Senior Debt.

“Senior Liens” means liens of the Senior Lender existing as of the date hereof.

“Senior Loan Agreement” means that Amended and Restated Loan and Security Agreement entered into by and between Senior Lender and Borrowers dated as of April 24, 2012, as amended from time to time.

“Senior Loan Documents” means the Senior Loan Agreement and all of the Loan Documents, as that term is defined in the Senior Loan Agreement.

“Seventy-Five Percent Lenders” means the Lenders whose aggregate principal amount of Loans then outstanding represents more than seventy-five percent (75.0%) of the aggregate principal amount of Loans then outstanding.

“Shares” means (i) sixty-six percent (66%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower in any Subsidiary of such Borrower which is not an entity organized under the laws of the United States or any territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower in any Subsidiary of such Borrower which is an entity organized under the laws of the United States or any territory thereof.

“Sixty Percent Lenders” means the Lenders whose aggregate principal amount of Loans then outstanding represents more than sixty percent (60.0%) of the aggregate principal amount of Loans then outstanding.

“SOS Reports” means the official reports from the Secretaries of State or equivalent entity responsible for keeping such records of each Collateral Jurisdiction, the state or jurisdiction where each Borrower’s chief executive office is located, the jurisdiction of each Borrower’s formation and other applicable federal, state, provincial or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by a Borrower that is subordinated in writing to the debt owing by such Borrower to Lenders on terms reasonably acceptable to Lender (and identified as being such by Borrower and Lenders).

“Subordination Agreement” means that Subordination Agreement entered into by and between Lender and Senior Lender dated of even date with the Original Credit Agreement, as amended from time to time.

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.

“Trust Accounts” means cash, cash equivalents and other assets and investments held by the Insurance Subsidiary in trust for the benefit of insurers and policyholders.

“Warrant” means the warrants issued by Parent to the Original Lender and the Additional Lender in connection with this Agreement.